                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT

          The parties to this Amendment No. 1 (this "Amendment"), dated as of December 30, 1998, are Henry Schein, Inc., a Delaware corporation, New River Management Company, L.L.C., a Virginia limited liability company, Chiron Corporation, a Delaware corporation, and Biological & Popular Culture, Inc., a Delaware corporation.


          WHEREAS, the parties hereto entered into a Stock Purchase Agreement, together with the schedules related thereto (the "Agreement"), dated as of December 8, 1998;


          WHEREAS, the parties wish to amend the Agreement in the manner set forth herein.


          Accordingly, the parties agree as follows:


                                    ARTICLE I
                      AMENDMENTS TO AGREEMENT AND SCHEDULES


     1.1.   Schedule 1.07: Assets.


            Schedule 1.07 shall be amended to add the items set forth on Schedule A attached hereto.

     1.2.   Article I.

            Article I shall be amended by the addition of a new Section 1.85, as set forth below:

            "Section 1.85. GIV Benevolent Fund Real Property.

            'GIV Benevolent Fund Real Property' shall mean the real property owned or leased by the G.I.V. Benevolent Fund, Inc., together with any improvements located thereon, including all appurtenant rights, claims and interests."


     1.3.   Schedule 1.61: Permits.

            Schedule 1.61 shall be amended to add the items set forth on Schedule B attached hereto.

     1.4.   Schedule 1.62: Permitted Liens.

            Schedule 1.62 shall be amended to add the items set forth on Schedule C attached hereto.

     1.5.   Schedule 1.70.

            Schedule 1.70 shall be amended to add the item set forth on Schedule D attached hereto.

     1.6.   Schedule 1.73: Restructuring.

            Schedule 1.73 and Exhibit A attached thereto shall be amended and restated as set forth on Schedule E attached hereto. Original Exhibits B, C, D, E and F to Schedule 1.73 shall remain unchanged.

     1.7.   Section 2.07: New Products Earn-Out.

            Section 2.07 shall be amended by inserting the words "and its Affiliates" immediately after the phrase "Revenues of the Purchaser" in each place that such phrase appears in Section 2.07.

     1.8.   Schedule 3.05: Organization.

            Schedule 3.05 shall be amended and restated as set forth on Schedule F attached hereto.

     1.9.   Schedule 3.06: Continuing and Excluded Subsidiaries.

            Schedule 3.06 shall be amended and restated as set forth on Schedule G attached hereto.

     1.10.  Schedule 3.07: No Adverse Change.

            Schedule 3.07 shall be amended and restated as set forth on Schedule H attached hereto.

     1.11.  Schedule 3.08: No Litigation.

            Schedule 3.08 shall be amended to add the items set forth on
Schedule I attached hereto.


     1.12.  Schedule 3.12: Contracts.

            Schedule 3.12 shall be amended to add the items set forth on Schedule J attached hereto.

     1.13.  Section 3.19 and Schedule 3.19: Employee Benefit Plans.

            Section 3.19(k) shall be amended to add the phrase "Except as set forth in Schedule 3.19," at the beginning of the first sentence thereof and
Schedule 3.19 shall be amended to add the item set forth on Schedule K attached hereto.

     1.14.  Section 3.24.

            Section 3.24 shall be amended in its entirety as set forth on Schedule L attached hereto.

     1.15.  New Section 3.31.

            Article III shall be amended by the addition of a new Section 3.31 as set forth below:

"Section 3.31.  Fen-Phen Claims.

     At all times since November 19, 1989 that the Company or the Continuing Subsidiaries have engaged in any business with respect to fenfluramine or phentermine, including without limitation the repackaging and distribution thereof, all properties and operations of the Company and the Continuing Subsidiaries have been insured pursuant to general liability insurance policies with coverage amounts of not less than (A) $1,000,000 from November 19, 1989 through November 19, 1990, (B) $5,000,000 from November 19, 1990 through November 19, 1991, (C) $10,000,000 from November 19, 1991 through November 19, 1992, and (D) $20,000,000 since November 19, 1992, which have not and do not exclude coverage for claims relating to fenfluramine or phentermine. Neither the Sellers, the Company, the Continuing Subsidiaries nor their directors or officers have taken any action which would make unavailable to he Company or any Continuing Subsidiaries (i) insurance coverage with respect to claims relating to fenfluramine or phentermine, or (ii) indemnification rights which the Company or the Continuing Subsidiaries could otherwise assert against manufacturers or suppliers of fenfluramine or phentermine with respect to claims relating to fenfluramine or phentermine."


     1.16.  Section 5.07:  Supplemental Disclosure.

            Section 5.07 shall be amended by deleting the term "Article VII" and replacing it with the term "Article VI":

     1.17.  Section 5.09: New River Dissolution.

            Section 5.09 shall be amended by deleting the term "5.08" in each place that it appears and replacing it with the term "5.09."

     1.18.  Exhibit 6.02(d): Software Use License Agreement.

            Exhibit 6.02(d) shall be amended by deleting the term "6.02(d)" and replacing it with the term "6.02(c)."

     1.19.  Section 9.02: Indemnification.

            Section 9.02(a) shall be amended by deleting the word "or" immediately preceding the term "(ix)", and inserting immediately following the word "Restructuring" at the end of the paragraph the following:

            "; or (x) the matters set forth in Item 8 of Schedule 3.08 or any of the facts and circumstances underlying such matters."

     1.20.  Section 9.03: Limitations on Indemnification.

            Section 9.03(a) shall be amended by deleting the term "(ix)" and replacing it with the term "(x)".


                                   ARTICLE II
                                 MISCELLANEOUS

     2.1.   No Other Amendments.

            Other than as expressly set forth herein, the Agreement remains unaltered and in full force and effect.

     2.2.   Counterparts.

            This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same amendment.

     2.3.   Governing Law.

            This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws principles or rules.

            IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of December 30, 1998.


                                            HENRY SCHEIN, INC.


                                            By:______________________________
                                               Michael Ettinger
                                               Vice President


                                            NEW RIVER MANAGEMENT COMPANY, L.L.C.


                                            By:______________________________
                                               Randal J. Kirk
                                               Manager


                                            CHIRON CORPORATION


                                            By:______________________________
                                               William G. Green
                                               Senior Vice President,
                                               General Counsel & Secretary


                                            BIOLOGICAL & POPULAR CULTURE, INC.


                                            By:______________________________
                                               Randal J. Kirk
                                               Chief Executive Officer

     The undersigned agrees to the foregoing and agrees and acknowledges that the execution of this amendment neither amends nor modifies in any manner the terms and provisions set forth on the signature page to the Agreement executed by the undersigned, which terms and provisions will remain in full force and effect in accordance with their terms and with respect to the Agreement.


                                                _________________________
                                                     Randal J. Kirk

                                                                      Schedule A
                                                                      ----------

                                  SCHEDULE 1.07

                                     ASSETS

Personal Property Leases
------------------------

71. Two-Tier Lease between GIV and United Telephone-Southeast, Contract Number 2056-93.

72. Two-Tier Lease between GIV and United Telephone-Southeast, Contract Number 1532057.

73. Two-Tier Lease between Lotus Biochemical Corporation (now RMC) and United Telephone-Southeast, Contract Number 1532058.

                                                                      Schedule B
                                                                      ----------

                                  SCHEDULE 1.61

                                     PERMITS

GIV
---

22. Commonwealth of Virginia, Department of Health Professions, Board of Pharmacy -- Wholesale Distributor Licenses (2) expiring December 31, 1999.

23. State of Illinois, Department of Professional Regulation -- Controlled Substance and Wholesale Drug Distributor Licenses expiring December 31, 2000.

24. New Mexico State Board of Pharmacy -- Wholesaler License expiring December 31, 1999.

25. State of Maryland, Department of Health and Mental Hygiene, Maryland Board of Pharmacy -- Distributor Permit expiring December 31, 1999.

26. Arkansas State Board of Pharmacy -- Wholesale Drug Distributor's License for 1999.

27. South Dakota Board of Pharmacy -- Wholesale Drug Distributor License expiring December 31, 1999.

Insource
--------

29. Commonwealth of Virginia, Department of Health Professions, Board of Pharmacy -- Wholesale Distributor Licenses (2) expiring December 31, 1999.

30. Louisiana State Board of Wholesale Drug Distributors -- Manufacturer Distributor or Wholesale Distributor of Legend Drugs License expiring December 31, 1999.

31. State of Illinois, Department of Professional Regulation -- Controlled Substance and Wholesale Drug Distributor Licenses expiring December 31, 2000.

32. Iowa Board of Pharmacy Examiners -- Wholesale Drug License expiring December 31, 1999.

33. North Carolina Department of Agriculture, Food and Drug Protection Division -- Prescription Drug Wholesaler Registration expiring December 31, 1999.

Radford
-------

2. Commonwealth of Virginia, Department of Health Professions, Board of Pharmacy -- Wholesale Distributor License expiring December 31, 1999.

RLA (d/b/a Packall International, Inc.)
---------------------------------------

1. Commonwealth of Virginia, Department of Health Professions, Board of Pharmacy -- Restricted Manufacturing Permit expiring December 31, 1999.

                                                                      Schedule C
                                                                      ----------

                                  SCHEDULE 1.62

                                 PERMITTED LIENS


The First National Bank of Bluefield

Operative Document: $2,000,000 Note dated September 2, 1993, payable to First
     National Bank of Bluefield by GIV.

Evidence of Encumbrance: Credit Line Deed of Trust dated September 2, 1993, by and among GIV and RLA (grantors), Franklin P. Slavin, Jr. and Charles C. Lacy (trustees), and First National Bank of Bluefield (beneficiary).

Collateral: Two parcels of real property located at (i) Route 21-52 in Bastian, Virginia 24314, and (ii) Route 101 in Bland County, Virginia 24315.


Louise D. Hall

Operative Documents: $55,000 Note dated February 11, 1983, payable to Louise D.
     Hall by Randal J. Kirk; General Warranty Deed dated January 24, 1992, by and between Randal J. Kirk and Donna P. Kirk (grantors) and GIV (grantee) recorded in the Clerk's Office of the Circuit Court of Bland County, Virginia in deed book 107, page 213; $38,459.25 Note dated January 24, 1992, payable to Randal J. Kirk by GIV.

Evidence of Encumbrance: Credit Line Deed of Trust dated February 11, 1983, by and among Randal J. Kirk and Donna P. Kirk (grantors), A. Willard Lester (trustee), and Louise D. Hall (beneficiary).

Collateral: Lot and Kirk Building located in Bland County, Virginia.

                                                                      Schedule D
                                                                      ----------

                                  SCHEDULE 1.70

                                  REAL PROPERTY

     Lease Agreement, dated June 22, 1998, by and between G.I.V. Benevolent Fund, Inc. and GIV with respect to the lease of real property and warehouse located at The Lord's Storehouse, 385 Calhoun Street, Wytheville, Virginia

                                                                      Schedule E
                                                                      ----------

                                  SCHEDULE 1.73

                                  RESTRUCTURING

Exhibit A attached hereto contains a list of abbreviations used in this Schedule
1.73 and the associated exhibits. Exhibits B and C are forms of purchase agreements to be used to transfer assets and stock from the Company to LLC or its Subsidiaries or Affiliates. Capitalized terms used in this Schedule 1.73 and not otherwise defined have the meanings assigned in the Stock Purchase Agreement to which this Schedule 1.73 is attached.

The Restructuring will be accomplished through the following steps:

1. Martin, Zurich, and Biopop Media had been previously liquidated into Biopop prior to and independent of this transaction pursuant to the respective Certificates of Dissolution by Directors and Vote of Stockholders, Certificate of Dissolution, and Certificate of Withdrawal, copies of which have been delivered to the Purchaser.

2. RHB and RME had been previously liquidated into RMC prior to and independent of this transaction pursuant to the respective Articles of Termination of Corporate Existence and Articles of Dissolution, copies of which have been delivered to the Purchaser.

3. GIV has purchased the assets held under certain capital and operating leases, which leases are collectively listed on Exhibit D attached hereto and the purchase of which is reflected in the Pro Forma Closing Balance Sheet.

4.   LLC has organized a new corporation, BCCX.

5.   PBX/EX will change its name to BPCX.

6.   LLC will form a new corporation to be named New PBX/EX.

7. Immediately prior to step 8 and as a condition precedent thereto, GIV will declare and pay a dividend to Biopop in the form of the demand note held by GIV and payable by the G.I.V. Benevolent Fund, Inc. The loss arising out of the dividend of the indebtedness (but not any increase in basis of a Subsidiary as a result of the later contribution of the indebtedness to the capital of such Subsidiary) shall not be taken into account in determining the amounts of "liability for Taxes arising out of relating to the Restructuring" within the meaning of Section 9.02(a)(iii).

8. Immediately prior to step 9 and as a condition thereto, Biopop will contribute the note it received in the form of a dividend in step 7 to the capital of Landmark. No additional shares of Landmark will be issued.

9. Immediately prior to step 10 and as a condition precedent thereto, Biopop will change its name to GIV Holdings.

10. Immediately prior to step 11 and as a condition precedent thereto, GIV Holdings will contribute any open account intercompany receivable from Biopop (Asia), Biopop (Bermuda), BCC, Biofix, and Biopop Export that is greater in amount than the amounts to repaid as shown in step 20 to the capital of the respective companies.

11. Immediately prior to step 12 and as a condition precedent thereto, LLC will purchase the stock of Biopop (Asia) and Biopop (Bermuda) from GIV Holdings, in exchange for short-term notes payable in the amounts of $20,200 and $272,500, respectively, and in the form attached hereto as Exhibit E.

12. Immediately prior to step 13 and as a condition precedent thereto, BCCX will purchase the stock of Landmark, BCC, Biofix, and Biopop Export from GIV Holdings, in exchange for short-term notes payable in the amounts of $2,230,000, $500,000, $41,300 and $2,500 respectively, and in the form attached hereto as Exhibit E. BCCX and GIV Holdings may, at BCCX's election, join in making elections under Section 338(h)(10) of the Code with respect to one or more of such stock transfers in accordance with
     Section 8.01(a) of the Agreement.

13. Immediately prior to step 14 and as a condition precedent thereto, NEW PBX/EX, BCCX, BPCX, and Lotus (US) (but as to Lotus (US), only with respect to the assignment of certain agreements that inadvertently may not have been transferred from RMC to Lotus (US) on September 11, 1996 and were included in the valuation of such transaction at September 11, 1996) will purchase the assets of GIV valued at $991,481 and RMC valued at $614,941, which assets are included on Schedule 1.07 attached to the Agreement (including the note at the end thereof)(generally being fixed assets, software, and other intellectual property), in exchange for short-term notes payable totaling $1,606,422 in the form attached hereto as Exhibit E. The amount payable by each of NEW PBX/EX, BCCX, and BPCX will be determined prior to Closing.

14. Immediately prior to step 15 and as a condition precedent thereto, LLC will assume a lease dated November 1, 1995, by and between Weston Management Company and Tennessee Laboratory Acquisition Corp. (now NBS) for real property located in Memphis, Tennessee that is currently an obligation of NBS.

15. Immediately prior to step 16 and as a condition precedent thereto, Chiron will convert its preferred stock, plus accrued and unpaid dividends, into 30 percent of the issued and outstanding shares of GIV Holdings common stock in accordance with the Certificate of Designation of Biopop's (now GIV Holdings') Series A Preferred Stock.

16. Purchaser will acquire 100 percent of the common stock of GIV Holdings from LLC and Chiron in exchange for cash and other consideration as provided in
     Article II of the Stock Purchase Agreement.

17. Simultaneously with the consummation of the purchase of the Common Stock at the Closing, an aggregate of $12,217,535.47, plus additional accrued interest at the rate of $1,639.99 per diem during the period from and including December 16, 1998 and including the Closing Date (provided that if the Closing Date occurs later than December 31, 1998, the per diem interest rate would change for the period subsequent to that date as provided for in the Subordinated Promissory Note), will be paid to Chiron in full payment and discharge of the Subordinated Promissory Note, dated September 11, 1996, made by Biopop, GIV, Insource, RLA, Rahn, RMC, RME, and GIV Real Estate Development Corporation to Chiron and any and all amounts due under the Prepayment Agreement, dated September 11, 1996 (collectively, the "Chiron Debt"). The payment of the Chiron Debt will be funded by the loan in the amount of $12,217,535.47, plus the additional accrued interest at the above per diem rate, by Purchaser to GIV or GIV Holdings pursuant to the promissory note in the form attached hereto as Exhibit F. Chiron, LLC, Kirk, and any other parties thereto shall cause each of the agreements listed on Schedule 11.10 to the Agreement to be terminated in accordance with Section 11.10 of the Agreement, and Chiron and the other parties to such termination agreements will take all of the actions to be taken at the Closing thereunder.

18. Simultaneous with the Closing, Biopop (Bermuda) and GIV will execute and deliver the Termination of License Agreement instruments in form and substance reasonably satisfactory to the Purchaser, and Biopop (Bermuda) and GIV will take all of the actions to be taken at the Closing thereunder.

19. Immediately following step 18, LLC will transfer cash to each of NEW PBX/EX, BCCX, BPCX, Biopop (Asia), Biopop (Bermuda), and Lotus (US) to allow each of them to meet its obligations as described in step 20. Further transfers are made from BCCX to Landmark, BCC, Biofix, and Biopop Export to allow each of them to meet it obligations as described in step 20.

20. Immediately following step 19, LLC, NEW PBX/EX, BPCX and BCCX will repay the short-term notes issued in steps 11, 12, and 13. In addition, the following entities will repay the outstanding open balances on intercompany accounts to GIV Holdings and/or the Continuing Subsidiaries as listed below:

     Payable From              Payable To                 Amount
     ------------              ----------                 ------
     Lotus (US)                GIV Holdings              $149,900
     Lotus (US)                GIV                         14,307
     Lotus (US)                RMC                        106,598
     LLC                       GIV Holdings                 1,301
     Biopop (Bermuda)          GIV Holdings               495,015
     Landmark                  GIV Holdings                    (1)
     Biofix                    GIV Holdings                32,353
     BCC                       GIV Holdings               362,547
     Biopop Export             GIV Holdings                 3,067
     Biopop (Asia)             GIV Holdings                59,811

     (1) This amount shall equal the sum of any outstanding open balances on intercompany accounts payable to GIV Holdings and/or the Continuing Subsidiaries by Landmark on the business day immediately prior to the Closing Date.

     It is specifically understood that the amounts to be repaid at Closing do not include the $1.9 million note dated September 11, 1996, payable to Resolve Medical Marketing, Inc. (now RMC) by Lotus (US) and the $4.7 million note dated December 28, 1993, payable to GIV by RSR Acquisition Corp. (now King Pharmaceuticals, Inc.).

                                    Exhibit A

         Alphabetic Listing of Company and Other Abbreviations and Names

Abbreviation            Company or Other Name

BCC                     BioClinical Concepts, Inc.
BCCX                    BCCX, Inc.
BPCX                    BPCX, Inc.*, formerly PBX/EX, as defined below.
Biofix                  Biofix, Inc.
Biopop                  Biological & Popular Culture, Inc.
Biopop (Asia)           Biological & Popular Asia Pte Ltd.
Biopop (Bermuda)        Biological & Popular (Bermuda) Ltd.
Biopop Export           Biopop Export Corporation
Chiron                  Chiron Corporation
GIV                     General Injectables & Vaccines, Inc.
GIV Holdings            GIV Holdings, Inc.*
Insource                Insource, Inc.
Kirk                    Randal J. Kirk
Landmark                Landmark Scientific, Inc.
LLC                     New River Management Company, L.L.C.
Lotus (Bermuda)         Lotus Biochemical (Bermuda) Ltd.
Lotus Export            Lotus Export Corporation
Lotus Tech              Lotus Technologies (Bermuda) Ltd.
Lotus (Mexico)          Lotus Biochemical de Mexico, S.A. de C.V.
Lotus (US)              Lotus Biochemical Corporation
NBS                     National BioStudios, Inc.
New PBX/EX              PBX/EX, Inc.
PBX/EX                  PBX/EX, Inc., formerly Chelation Sciences, Inc.
                        (Name change was effective June 19, 1998.)
Radford                 Radford Therapeutics, Inc.
RLA                     Rahn Laboratories America
Rahn                    Rahn Laboratories, Inc.
RMC                     Resolve Medical Corporation
Zurich                  Zurich Information Systems, Inc.

* Indicates a future name of an existing corporation. It is assumed that such names will be available upon filing for such changes.

                                                                      Schedule F
                                                                      ----------


                                  SCHEDULE 3.05

                                  ORGANIZATION

                                         State of         States in
                                       Incorporation    Which Qualified
     {Biopop}*                              DE                VA
     GIV                                    VA              NC, TN
     Insource                               VA                NC
     NBS                                    TN                VA
     RMC                                    VA
     Rahn                                   VA
     Radford                                DE                VA

     RLA                                  (VA partnership)
     Lotus Mexico                         (Mexico)



*The Company will be renamed prior to Closing. The name "Biological & Popular Culture, Inc." will be retained by one of the Sellers. Purchaser will acquire the renamed Company entity.

                                                                      Schedule G
                                                                      ----------

                                  SCHEDULE 3.06

                      CONTINUING AND EXCLUDED SUBSIDIARIES


Continuing Subsidiaries
-----------------------

GIV
Insource
NBS
RMC
Rahn
Radford

RLA
Lotus Mexico


Excluded Subsidiaries

Landmark Scientific, Inc.
BioClinical Concepts, Inc.
Biofix, Inc.

Biopop Export Corporation
Biological & Popular Asia Pte Ltd.
Biological & Popular (Bermuda) Ltd.

                                                                      Schedule H
                                                                      ----------

                                  SCHEDULE 3.07

                                NO ADVERSE CHANGE


(b) GIV and Insource paid $283,754 in connection with vaccine losses due to shutdown of a refrigeration unit, which amount was expensed and reflected in the Pro Forma Closing Balance Sheet and Pro Forma Income Statements and which is the subject of the matter set forth in item 6 on Schedule 3.08.
     -------------

                                                                      Schedule I
                                                                      ----------

                                  SCHEDULE 3.08

                                   LITIGATION

7. Request that Insource defend and indemnify DRX Pharmaceutical Consultants, Inc., a defendant in Sullivan v. Enrich International, Inc., et al. filed in the San Francisco City and County Superior Court (No. 993535) and transferred to the Los Angeles County Superior Court (JCCP No.
     4032)(Complaint for personal injuries that allegedly resulted from ingestion of the diet drug phentermine). Defendant's insurance carrier alleges that Insource distributed phentermine to defendant and seeks to have Insource defend and indemnify defendant in this diet drug litigation.

8. New River received four letters, dated December 2, 1998, December 15, 1998, December 23, 1998 and December 30, 1998, respectively, from Woods, Rogers & Hazlegrove PLC on behalf of certain members of New River indicating that such members may take legal action with respect to certain internal governance issues of New River. Such letters accurately describe the subject matter of the dispute with respect to such issues.

                                                                      Schedule J

                                  SCHEDULE 3.12

                                    CONTRACTS

Real Property Leases
--------------------
2. Lease Agreement dated June 22, 1998, by and between G.I.V. Benevolent Fund, Inc. and GIV.

Loans (Borrowing or Lending) in Excess of $50,000
-------------------------------------------------
5. $1,000,000 Note dated June 30, 1995, payable to GIV by G.I.V. Benevolent Fund, Inc.

Guaranty and Indemnification Agreements
---------------------------------------
5. Deed of Trust Note executed July 29, 1993, by and among First Virginia Bank -- Southwest, G.I.V. Benevolent Fund, Inc. and GIV.

6. Guaranty Agreement dated June 8, 1998, by and between First Virginia Bank -- Southwest and GIV.

Other Agreements Involving Amounts in Excess of $50,000
-------------------------------------------------------

Customer Contracts
------------------

80. Agreement dated December 1, 1998, by and between PharmaCare Dynamic Management Corporation and Insource.

81. Agreement dated January 1, 1999 and effective December 1, 1998, by and between Keystone Pharmacy Purchasing Alliance, Inc. and Insource.

82. Agreement dated December 18, 1998, by and between Lee Medical International, Inc. and Insource.

83. Amendment No. 1 to Bid Agreement dated January 1, 1998, by and between the State of Tennesee and GIV.

Vendor Contracts
----------------

52. Price Agreement Volume Purchase, effective September 1, 1998, by and between Graham-Field, Inc. and GIV.

53. Contract Pricing Agreement, term commencing December 15, 1997, by and between Quidel Corporation and GIV.

54. Medical Distributor Price Guide -- Tidi Brand, effective June 8, 1998, by and between Banta Healthcare Products and GIV.

Supply and Service Contracts
----------------------------

Item 5 shall be deleted and replaced with the following:

5. National Account Agreement dated June 15, 1998, by and between Federal Express and GIV.

                                                                      Schedule K
                                                                      ----------


                                  SCHEDULE 3.19

                             EMPLOYEE BENEFIT PLANS

Only the following applies to the exception in the first sentence of Section 3.19(k):

Payments Triggered by Restructuring
-----------------------------------

     If the Closing occurs on or before December 31, 1998, certain payment obligations by GIV to Doit L. Koppler, II, George S. Zorich and James W. Short will be triggered under executive employment agreements, each dated February 25, 1998.

                                                                      Schedule L
                                                                      ----------

Section 3.24.  Environmental Matters.
               ----------------------

     Except as set forth on Schedule 3.24, (i) the Company, the Continuing Subsidiaries and G.I.V. Benevolent Fund, Inc., are in material compliance with all applicable Environmental Laws; (ii) the Company, the Continuing Subsidiaries and G.I.V. Benevolent Fund, Inc., have all Permits required by the Environmental Laws necessary for the operation of the businesses of the Company and G.I.V. Benevolent Fund, Inc., and the use of the Asset and the GIV Benevolent Fund Real Property, taken as a whole, as currently being conducted, and is in compliance with all such Permits; (iii) there has been no Release or threatened Release of Hazardous Substances at or shipment of Hazardous Substances from the Real Property or the GIV Benevolent Fund Real Property or from current or previously owned or operated real property that would result in liability under the Environmental Laws or that required or with the passage of time is likely to require reporting to any governmental regulatory agency or entity; (iv) no Hazardous Substances or underground or above-ground storage tank is contained in or located at, in, on or under any Real Property owned by the Company or the Continuing Subsidiaries or the GIV Benevolent Fund Real Property, except for such Hazardous Substances as are used, stored or maintained in the ordinary course of the Business and in full compliance with applicable Environmental Laws; (v) neither the Company, any of the Continuing Subsidiaries nor G.I.V. Benevolent Fund, Inc. has received notice of any actual or threatened civil, criminal or administrative suit, claim, action, proceeding or investigation related to the Company, the Business, the Real Property or the GIV Benevolent Fund Real Property or any currently or previously owned or operated real property arising under any Environmental Laws; (vi) none of the Real Property, the GIV Benevolent Fund Real Property, nor any currently or previously owned or operated real property, is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or any similar inventory of sites requiring investigation, monitoring or remediation that is maintained by any state or locality; (vii) neither the Company, any Continuing Subsidiary nor G.I.V. Benevolent Fund, Inc., will by virtue of the Restructuring contractually or otherwise assume or succeed to, and, to the Knowledge of the Sellers, neither the Company, any Continuing Subsidiary nor G.I.V. Benevolent Fund, Inc., has otherwise contractually or otherwise assumed or succeeded to, any environmental liabilities of any predecessors or any other person or entity; (viii) none of the items set forth on Schedule 3.24 are reasonably to be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ix) the Company and the Sellers have provided to Purchaser all environmental reports, assessments, audits, studies, investigation, data, environmental permits and other material written environmental information respectively in their custody, possession or control concerning the Real Property, the GIV Benevolent Fund Real Property or any currently or previously owned or operated real property, the Assets and the Business. This Section 3.24 shall be the only representation and warranty by the Sellers with respect to environmental matters.